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GLOBAL PREFERRED HOLDINGS, INC.	FOR IMMEDIATE RELEASE

CONTACT: Bradley Barks	PHONE: 770/248-3531

www.gphre.com

GLOBAL PREFERRED HOLDINGS, INC. ANNOUNCES
DIRECTOR RESIGNATION

ATLANTA February 23, 2005 – Global Preferred Holdings, Inc. (“Global Preferred”) announced today the resignation of Mr. Monte Holm as director of the Company.

As reported, Mr. Holm recently accepted the position of President at World Financial Group, Inc. Recognizing the considerable demands of this new position, Mr. Holm advised Global Preferred that he could no longer commit the time necessary to fulfill his role on the Company’s Board. Mr. Holm was elected to Global Preferred’s Board of Directors in June 2003.

“We are very pleased for Monte in his new position and are sorry to lose his substantial contributions on our Board,” said Edward McKernan, president and CEO.

Global Preferred does not intend to fill Mr. Holm’s vacant seat on its Board of Directors.

About Global Preferred Holdings, Inc.

Global Preferred Holdings, Inc., whose executive offices are located in Duluth, Georgia, is the parent company of Global Preferred Re Limited, a Bermuda life reinsurer. As of September 30, 2004, Global Preferred Re reinsured 272,000 life insurance policies, riders and annuity contracts, which accounted for life insurance policies with an aggregate face value of $7.2 billion and aggregate annuity contract benefits of $233 million.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release may contain forward-looking statements within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933.

All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

We have described some important factors that could cause our actual results to differ materially from our expectations in “Factors that may Affect Future Results of Operations” included as Exhibit 99.1 in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003. You should carefully review these risks and additional risks described in other documents we file from time to time with the Securities and Exchange Commission, including quarterly reports on the Form 10-Q. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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